CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS THIRD QUARTER 2020 RESULTS
TriMas' Packaging Group Posts Second Consecutive Record Sales and Operating Profit Quarter
Announces Packaging Group Acquisition of Affaba & Ferrari
BLOOMFIELD HILLS, Michigan, October 29, 2020 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2020.
TriMas Highlights
•Increased third quarter net sales by 5.9%, driven by record sales in TriMas' Packaging group
•Generated third quarter net cash provided by operating activities from continuing operations of $48.3 million, an increase of 73.4% compared to $27.8 million in third quarter 2019
•Resumed the Company’s share buyback program during third quarter given strong cash flow; $165.1 million available under current repurchase authorization
•Ended quarter with $389.2 million of unrestricted cash and aggregate availability, and a leverage ratio of 1.4x
•Announced an agreement to acquire Affaba & Ferrari, a designer and manufacturer of engineered caps and closures for food and beverage, and industrial applications, further expanding TriMas’ Packaging group
Third Quarter 2020
TriMas reported third quarter net sales of $199.5 million, an increase of 5.9% compared to $188.4 million in third quarter 2019, as robust organic sales in Packaging and the impact of recent acquisitions were partially offset by the impact of weaker demand in our aerospace and industrial businesses resulting from the effects of the COVID-19 pandemic. During third quarter 2020, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $134.6 million in its Aerospace segment. As a result, the Company reported an operating loss of $108.3 million in third quarter 2020, compared to an operating profit of $23.6 million in third quarter 2019. Adjusting for Special Items(1), third quarter 2020 adjusted operating profit was $29.6 million, a 20.1% increase compared to $24.6 million in the prior year period, primarily as a result of the impact of increased sales and a more favorable product sales mix.
The Company reported a third quarter 2020 loss from continuing operations of $100.9 million, or $2.32 per diluted share, compared to income of $15.2 million, or $0.34 per diluted share, in third quarter 2019. Third quarter 2020 adjusted income from continuing operations(1) was $18.6 million, or $0.43 per diluted share, compared to $16.1 million, or $0.36 per diluted share, in the prior year period.
"As we move through the fourth quarter of 2020, I would like to once again thank all of our employees for their commitment and dedication during this unprecedented time," said Thomas Amato, TriMas President and Chief Executive Officer. "Through our combined efforts, we delivered solid third quarter results, exceeding our third quarter 2019 performance, as well as our expectations at the onset of the pandemic. Given the robust sales activity in our Packaging group, we achieved a third quarter sales growth rate of 5.9%, and adjusted diluted EPS from continuing operations(1) of $0.43, a 19.4% increase compared to third quarter of 2019.
"During the quarter, we also achieved Free Cash Flow(2) of $41.6 million, more than double the Free Cash Flow in third quarter 2019, and approximately 223% of adjusted net income(1). Our strong cash flow, coupled with our disciplined approach to managing the balance sheet and capital deployment, positions TriMas well for the future. We remain focused on maintaining our financial and strategic flexibility which enables us to fund organic growth initiatives and pursue strategic bolt-on acquisitions, as well as return capital to shareholders through our share re-purchase program.

"While 2020 has undoubtedly been challenging, it has also provided us with an opportunity to demonstrate the strength of our presence in a diverse set of end markets. Our businesses have solid, experienced management teams, dedicated employees, innovative products and exceptional customer focus. We will continue to leverage the TriMas Business Model to drive performance across all of our businesses to capture additional opportunities, while taking any necessary realignment steps to improve future performance when certain markets recover," Amato concluded.
Financial Position
TriMas ended third quarter 2020 with $389.2 million of unrestricted cash and aggregate availability under its revolving credit facility, $89.2 million of unrestricted cash on hand and a leverage ratio of 1.4x as defined in the Company's credit agreement. TriMas reported total debt of $295.6 million as of September 30, 2020, compared to $294.7 million as of December 31, 2019, and $294.4 million as of September 30, 2019. The Company ended the quarter with Net Debt(3), an important measure the Company tracks under its deleveraging model, of $195.8 million, a decrease of $40.7 million compared to $236.5 million in the year ago period.

The Company reported net cash provided by operating activities from continuing operations of $48.3 million for third quarter 2020, compared to $27.8 million in third quarter 2019. As a result, the Company reported Free Cash Flow(2) of $41.6 million for third quarter 2020, an increase of 115.9% compared to $19.3 million in third quarter 2019. Please see Appendix I for further details.
In addition, during the first nine months of 2020, the Company used $95.2 million for acquisitions and repurchased approximately $36.0 million of its outstanding common stock. As of September 30, 2020, $165.1 million remained available under the Company's repurchase authorization.
Third Quarter Segment Results - From Continuing Operations
Packaging (Approximately 61% of TriMas September 30, 2020 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™ and Rapak® brands, develops and manufactures specialty dispensing and closure products for the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial, and home care markets. Net sales for the third quarter increased 28.1% compared to the year ago period, primarily as a result of higher demand for dispensing pumps and closure products sold into applications that help fight the spread of germs or are used in cleaning. Higher sales of products used in food and beverage applications, as well as acquisition-related sales, also contributed to the increase. Third quarter operating profit and the related margin increased, as the impact of higher sales more than offset inefficiencies related to the impact of the pandemic on production planning and operations, and higher selling, general and administrative expenses related to acquisitions and the investment in sales growth initiatives. The Company also announced it has signed an agreement to acquire Affaba & Ferrari, a designer and manufacturer of engineered caps and closures for food and beverage, and industrial applications, located in Italy.
Aerospace (Approximately 24% of TriMas September 30, 2020 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ (RSA) and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the third quarter decreased 22.6% compared to the year ago period, primarily due the impact of significantly lower air travel and reduced commercial and business jet production as a result of the global pandemic, partially offset by the sales increase related to the acquisition of RSA in February 2020. Third quarter operating profit and the related margin decreased due to the reduced sales and lower absorption of fixed costs, as well as production inefficiencies due to the impacts of the pandemic on operations. During the third quarter, the Company also recorded pre-tax, non-cash goodwill and intangible asset impairment charges of approximately $134.6 million related to this segment. The Company continues to focus on adjusting cost structures to better align with lower demand in these end markets impacted by the pandemic, while balancing its priority of investing in new and innovative products to support its global customers.
Specialty Products (Approximately 15% of TriMas September 30, 2020 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders and wellhead engines and compressor systems, for use within the welding and HVAC, medical, military, industrial, and oil and gas end markets. Norris Cylinder is the only steel cylinder manufacturer in the United States, and represents the majority of sales in this segment. Third quarter net sales decreased 22.1% compared to the year ago period, as a result of lower steel cylinder demand in the construction and HVAC end markets, and low demand for oil and gas products, all related to the impact of the pandemic. Third quarter operating profit decreased as a result of lower sales and fixed cost absorption, while the related operating profit margin increased as a result of the positive impact of previous realignment actions taken in the businesses. The Company has taken actions to better align cost structures with sales demand in the end markets impacted by the global pandemic, including streamlining the Arrow Engine product line offering.
Non-cash Impairment Charges
During the third quarter of 2020, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $134.6 million in its Aerospace segment. This charge is a result of a decline in its aerospace-related business' financial results, a significant reduction in its financial projections for the remainder of 2020 compared with prior projections, and uncertainty around the duration and magnitude of the impact of the COVID-19 pandemic on future financial results given their dependence on future levels of air travel and new aircraft builds. These non-cash impairment charges do not impact the Company’s liquidity, cash flows, compliance with debt covenants, or any future operations.
"TriMas Aerospace had great momentum entering 2020 with operational improvements and new business wins scheduled to ramp up," commented Amato. "Unfortunately, our order intake and related backlog have been severely impacted by the industry-wide slowdown resulting from the pandemic. As a result of the lower demand expectations, we have taken realignment actions which will benefit us when the market begins to recover. We continue to support our global customers with our market leading brands and product innovation."
Discontinued Operations
On December 20, 2019, the Company completed the sale of its Lamons business, a provider of sealing products for the oil and gas end markets, with annual revenues of approximately $180 million. Upon completion of the sale of Lamons, on a pro forma basis, TriMas reduced its sales exposure to the oil and gas end market from more than 20% of total sales to less than 3%. The results of operations of Lamons, which were previously reported in the Specialty Products segment, as well as the one-time costs incurred in connection with the sale, are included in discontinued operations for all periods presented.
Outlook
Due to the COVID-19 pandemic and the resulting economic uncertainty, TriMas withdrew its 2020 full year guidance during the second quarter of 2020. Today, the Company reinstated certain 2020 full year guidance amounts, which assume there are no further significant, additional national or global negative impacts related to the pandemic. The Company noted it now expects TriMas’ consolidated sales for full year 2020 to increase 4% to 6% as compared to full year 2019, with sales activity in the Packaging segment anticipated to remain robust, offset by continued weaker demand for our products in the Aerospace and Specialty Products segments. The Company expects full year 2020 adjusted diluted earnings per share(1) of $1.45 to $1.50 per share. In addition, the Company anticipates 2020 Free Cash Flow(2) to be greater than $90 million, while maintaining a strong balance sheet.
All of the above amounts considered as 2020 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)
Conference Call Information
TriMas will host its third quarter 2020 earnings conference call today, Thursday, October 29, 2020, at 10 a.m. ET. The call-in number is (800) 353-6461. Participants should request to be connected to the TriMas third quarter 2020 earnings conference call (Confirmation Code 3061032). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 3061032) beginning October 29, 2020 at 3 p.m. ET through November 5, 2020 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Third Quarter 2020 report on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
(1)Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.
(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities from Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)    Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,500 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$99,740	$172,470
Receivables, net	118,750	108,860
Inventories	142,600	132,660
Prepaid expenses and other current assets	13,640	20,050
Total current assets	374,730	434,040
Property and equipment, net	215,630	214,330
Operating lease right-of-use assets	36,050	27,850
Goodwill	251,870	334,640
Other intangibles, net	175,590	161,390
Deferred income taxes	5,720	500
Other assets	15,930	19,950
Total assets	$1,075,520	$1,192,700
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$59,530	$72,670
Accrued liabilities	56,410	42,020
Operating lease liabilities, current portion	6,940	5,100
Total current liabilities	122,880	119,790
Long-term debt, net	295,550	294,690
Operating lease liabilities	29,650	23,100
Deferred income taxes	12,220	16,830
Other long-term liabilities	57,250	40,810
Total liabilities	517,550	495,220
Total shareholders' equity	557,970	697,480
Total liabilities and shareholders' equity	$1,075,520	$1,192,700

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net sales	$199,460	$188,410	$581,800	$552,610
Cost of sales	(147,530)	(139,420)	(446,270)	(403,040)
Gross profit	51,930	48,990	135,530	149,570
Selling, general and administrative expenses	(25,650)	(25,420)	(107,570)	(79,140)
Impairment of goodwill and indefinite-lived intangible assets	(134,600)	—	(134,600)	—
Operating profit (loss)	(108,320)	23,570	(106,640)	70,430
Other expense, net:
Interest expense	(3,450)	(3,520)	(11,260)	(10,450)
Other income (expense), net	(1,200)	600	(150)	1,250
Other expense, net	(4,650)	(2,920)	(11,410)	(9,200)
Income (loss) before income tax expense	(112,970)	20,650	(118,050)	61,230
Income tax benefit (expense)	12,100	(5,410)	14,600	(12,720)
Income (loss) from continuing operations	(100,870)	15,240	(103,450)	48,510
Income from discontinued operations, net of tax	—	3,870	—	11,710
Net income (loss)	$(100,870)	$19,110	$(103,450)	$60,220
Basic earnings (loss) per share:
Continuing operations	$(2.32)	$0.34	$(2.37)	$1.07
Discontinued operations	—	0.08	—	0.26
Net income (loss) per share	$(2.32)	$0.42	$(2.37)	$1.33
Weighted average common shares—basic	43,457,704	45,175,244	43,707,331	45,448,711
Diluted earnings (loss) per share:
Continuing operations	$(2.32)	$0.34	$(2.37)	$1.06
Discontinued operations	—	0.08	—	0.26
Net income (loss) per share	$(2.32)	$0.42	$(2.37)	$1.32
Weighted average common shares—diluted	43,457,704	45,415,767	43,707,331	45,745,421

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(103,450)	$60,220
Income from discontinued operations	—	11,710
Income (loss) from continuing operations	(103,450)	48,510
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	134,600	—
Loss on dispositions of assets	1,080	60
Depreciation	21,700	18,330
Amortization of intangible assets	15,460	14,030
Amortization of debt issue costs	860	850
Deferred income taxes	(17,790)	5,530
Non-cash compensation expense	5,610	4,130
Non-cash change in legacy liability estimate	23,400	—
Increase in receivables	(6,210)	(8,380)
(Increase) decrease in inventories	4,510	(560)
Decrease in prepaid expenses and other assets	5,500	4,780
Decrease in accounts payable and accrued liabilities	(7,410)	(26,760)
Other operating activities	1,250	90
Net cash provided by operating activities of continuing operations	79,110	60,610
Net cash provided by operating activities of discontinued operations	—	3,490
Net cash provided by operating activities, net of acquisition impact	79,110	64,100
Cash Flows from Investing Activities:
Capital expenditures	(17,670)	(22,000)
Acquisition of businesses, net of cash acquired	(95,160)	(67,090)
Net proceeds from disposition of business, property and equipment	1,930	10
Net cash used for investing activities of continuing operations	(110,900)	(89,080)
Net cash used for investing activities of discontinued operations	—	(1,350)
Net cash used for investing activities	(110,900)	(90,430)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	300,950	145,540
Repayments of borrowings on revolving credit facilities	(303,240)	(145,090)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,600)	(3,240)
Payments to purchase common stock	(36,050)	(21,090)
Net cash used for financing activities of continuing operations	(40,940)	(23,880)
Net cash provided by financing activities of discontinued operations	—	—
Net cash used for financing activities	(40,940)	(23,880)
Cash and Cash Equivalents:
Decrease for the period	(72,730)	(50,210)
At beginning of period	172,470	108,150
At end of period	$99,740	$57,940
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,490	$6,570
Cash paid for taxes	$6,660	$15,690

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Packaging
Net sales	$135,120	$105,480	$364,000	$298,310
Operating profit	$28,020	$19,740	$70,340	$60,020
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	750	1,280
Business restructuring and severance costs	—	360	2,730	360
Adjusted operating profit	$28,020	$20,100	$73,820	$61,660

Aerospace
Net sales	$39,130	$50,560	$130,660	$145,650
Operating profit (loss)	$(133,500)	$7,810	$(132,630)	$21,270
Special Items to consider in evaluating operating profit:
Impairment of goodwill and indefinite-lived intangible assets	134,600	—	134,600	—
Pre-acquisition contingent liability	2,000	—	2,000	—
Purchase accounting costs	—	—	2,030	—
Business restructuring and severance costs	600	—	8,110	440
Adjusted operating profit	$3,700	$7,810	$14,110	$21,710

Specialty Products
Net sales	$25,210	$32,370	$87,140	$108,650
Operating profit	$3,380	$3,620	$870	$13,730
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	9,700	—
Adjusted operating profit	$3,380	$3,620	$10,570	$13,730

Corporate Expenses
Operating loss	$(6,220)	$(7,600)	$(45,220)	$(24,590)
Special Items to consider in evaluating operating loss:
Change in accounting policy for asbestos-related costs	—	—	23,400	—
M&A diligence and transaction costs	710	700	1,780	2,520
Business restructuring and severance costs	—	—	640	—
Adjusted operating loss	$(5,510)	$(6,900)	$(19,400)	$(22,070)

Total Company
Net sales	$199,460	$188,410	$581,800	$552,610
Operating profit (loss)	$(108,320)	$23,570	$(106,640)	$70,430
Total Special Items to consider in evaluating operating profit	137,910	1,060	185,740	4,600
Adjusted operating profit	$29,590	$24,630	$79,100	$75,030

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Income (loss) from continuing operations, as reported	$(100,870)	$15,240	$(103,450)	$48,510
Special Items to consider in evaluating quality of income (loss) from continuing operations:
Impairment of goodwill and indefinite-lived intangible assets	134,600	—	134,600	—
Change in accounting policy for asbestos-related costs	—	—	23,400	—
Business restructuring and severance costs	600	360	21,180	800
Purchase accounting costs	—	—	2,780	1,280
M&A diligence and transaction costs	710	700	2,080	2,520
Pre-acquisition contingent liability	2,000	—	2,000	—
Income tax effect of Special Items(1)	(18,400)	(200)	(30,190)	(860)
Adjusted income from continuing operations	$18,640	$16,100	$52,400	$52,250

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Diluted earnings (loss) per share from continuing operations, as reported	$(2.32)	$0.34	$(2.37)	$1.06
Dilutive impact (2)	0.01	—	0.01	—
Special Items to consider in evaluating quality of EPS from continuing operations:
Impairment of goodwill and indefinite-lived intangible assets	3.08	—	3.07	—
Change in accounting policy for asbestos-related costs	—	—	0.53	—
Business restructuring and severance costs	0.01	0.01	0.48	0.02
Purchase accounting costs	—	—	0.06	0.03
M&A diligence and transaction costs	0.02	0.01	0.05	0.05
Pre-acquisition contingent liability	0.05	—	0.05	—
Income tax effect of Special Items(1)	(0.42)	—	(0.69)	(0.02)
Adjusted diluted EPS from continuing operations	$0.43	$0.36	$1.19	$1.14
Weighted-average shares outstanding(2)	43,672,026	45,415,767	43,930,237	45,745,421
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and nine month periods ended September 30, 2020 and 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 214,322 and 222,906 shares for the three and nine months ended September 30, 2020, respectively, would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$48,270	$1,740	$50,010	$27,840	$1,920	$29,760
Less: Capital expenditures	(8,420)	—	(8,420)	(10,500)	—	(10,500)
Free Cash Flow	39,850	1,740	41,590	17,340	1,920	19,260
Income (loss) from continuing operations	(100,870)	119,510	18,640	15,240	860	16,100
Free Cash Flow as a percentage of income (loss) from continuing operations	NM		223%	114%		120%

	Nine months ended September 30,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$79,110	$7,100	$86,210	60,610	$4,130	$64,740
Less: Capital expenditures	(17,670)	—	(17,670)	(22,000)	—	(22,000)
Free Cash Flow	61,440	7,100	68,540	38,610	4,130	42,740
Income (loss) from continuing operations	(103,450)	155,850	52,400	48,510	3,740	52,250
Free Cash Flow as a percentage of income (loss) from continuing operations	NM		131%	80%		82%

	September 30, 2020	December 31, 2019	September 30, 2019
Current maturities, long-term debt	$—	$—	$30
Long-term debt, net	295,550	294,690	294,410
Total Debt	295,550	294,690	294,440
Less: Cash and cash equivalents	99,740	172,470	57,940
Net Debt	$195,810	$122,220	$236,500